EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the inclusion in this Registration Statement of Regnum Corp. (the “Company”) on Form S-1/A of my report dated March 28. 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to my audits of the balance sheet as of December 31, 2016 and 2017, and the statements of operations, stockholders' equity (deficit) and cash flows for each of the two years ended December 31, 2017, which report appears in the Prospectus, which is part of this Registration Statement.

I also consent to the reference to me under the caption “Experts” in the Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

March 28, 2018